UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2013

GEOVIC MINING CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-52646	20-5919886
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5500 East Yale Avenue, Suite 302 Denver, Colorado		80222
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 476-6455

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers

(d)

On September 22, 2013, the Board of Directors (the “Board”) of Geovic Mining Corp. (the “Company”) appointed Christopher A. Serin to serve on the Board as a director. In addition, Mr. Serin was appointed to serve on the Audit Committee of the Board and as a member of the Human Resources and Compensation Committee of the Board.

There is no arrangement or understanding between Mr. Serin and any other persons pursuant to which he was selected as a director. There have been no transactions with the Company since the beginning of the Company’s last fiscal year, or any currently proposed transactions with the Company, that exceed $120,000 in which Mr. Serin had or will have a direct or indirect material interest. Mr. Serin has not entered into any material plan, contract or arrangement in connection with his appointment to the Board, and has not received any material grant or award under any such plan, contract or arrangement in connection with his appointment to the Board.

 Mr. Serin has more than 35 years international financial and corporate management experience mainly involved in natural resource projects around the world. Since December 2010, he has been the Chief Financial Officer of Oil Optimization Inc. an oil exploration company focused on Thailand. From 2002 to 2010 he was a director of EurOmax Resources Ltd., a mineral exploration company focused in southeastern Europe, and during this period held a number of executive positions including Chief Financial Officer and Interim Chief Executive Officer. Previously he was the Chief Financial Officer of Royal Oak Mines Ltd. and the founder and Chief Executive Officer of Ourominas Resources Ltd. a mineral exploration company focused in Brazil. During his career Mr. Serin has been a director of a number of junior mining exploration companies. Mr. Serin holds a BSc in mining engineering and an MBA from Queen’s University in Kingston, Ontario, Canada.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2013

GEOVIC MINING CORP.

By: /s/ Michael T. Mason
Name: Michael T. Mason
Title: Chairman of the Board and
Chief Executive Officer